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EXHIBIT 99.1

News Release
170 Mt. Airy Road
Basking Ridge, NJ 07920

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

PRESS RELEASE
Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600

Hooper Holmes Closes $25 Million Senior Secured Credit Facility

BASKING RIDGE, N.J., October 11, 2006 -- Hooper Holmes, Inc. (AMEX:HH) today announced that it has arranged a senior secured revolving credit facility of up to $25 million with the Asset Based Finance division of Citigroup's Commercial Business Group. Initial pricing on the facility is at the base rate, defined as the rate of interest publicly announced from time to time by Citibank, N.A. as its base rate, or LIBOR plus 1.75 percent. The facility will mature three years from closing, subject to earlier acceleration or termination in accordance with the loan documents. Borrowings under the facility are to be used for general working capital purposes. Currently, Hooper Holmes has no debt outstanding.

"We believe this new credit facility represents an endorsement from the capital markets and a commitment of support," said James Calver, Hooper Holmes' President and CEO. "In addition, the facility will provide us with increased liquidity and financial flexibility."

The Company intends to file with the Securities and Exchange Commission a current report on Form 8-K that contains a more complete description of the terms and conditions of the loan documents.

About Hooper Holmes, Inc.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 250 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers' compensation insurance industries.

Certain information contained herein includes information that is forward- looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.
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